Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Canadian Derivatives Clearing Corporation

We consent to the use of our report dated January 29, 2008, except for note 14, which is dated March 6, 2008, with respect to the consolidated balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2007 and 2006 and the related consolidated statements of earnings and comprehensive income, retained earnings and cash flows for the years ended December 31, 2007, 2006 and 2005, and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment of No. 30 to the Registration Statement (Form S-20 No. 2-69458) and related Prospectus.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada
March 28, 2008